Exhibit 10.15

Translated from the original French

EMPLOYMENT CONTRACT

BETWEEN

The company	iTeos Belgium SA
Having its registered address at	Rue des Freres Wright 29 3041 Gosselies – Belgium
Company number:	0838.316.659
Represented by	Philippe Brantegem
In his capacity as	Vice-President Human Resources

Hereafter referred to as « the Employer » or « the Company »

AND

Mrs.	Yvonne McGrath
Residing at	[***]

Hereafter referred to as « the Employee »

IT IS AGREED AS FOLLOWS:

Article 1 – Nature of the employment contract / Duration

The Employer engages Yvonne McGrath as Employee.

This employment contract is concluded for an unlimited duration and will take effect at the latest on May 18, 2020.

Article 2 – Functions

The Employee is hired to carry out all tasks and to fulfill all duties assigned to her and which are in line with her competences. The first function assigned to the Employee is Vice-President Research & Development.

The flexibility that is expected of the Employee concerning the execution of her duties and functions is an essential element of the contract. The Parties agree that the performed duties and functions are not an essential element of the employment contract.

The Parties also agree that the duties and functions assigned to the Employee will always be of a similar standard and that potential modifications shall never have a negative impact on the Employee's remuneration as provided for in Article 5 of this employment contract.

The Employee acknowledges and agrees that the Company’s organization chart, the person to whom she is required to report and, where applicable, the number of team members, do not constitute essential terms of the present employment contract and may be modified by the Company in accordance with business requirements.

Article 3 – Place of work

On the day of the conclusion of the present employment contract, the place of work is the operating unit located at 29, rue des Freres Wright, 6041 Gosselies.

The Employee expressly agrees that the place of work does not constitute an essential term of her employment contract and may be modified by the Company in accordance with business requirements. In addition, the Employee agrees to travel whenever necessary for the proper execution of her contract.

In addition to her functions in Belgium, the Employee may be entrusted with certain temporary assignments abroad. The Employee shall, at the request of the Company, participate in meetings, the duration of which is not determined or determinable, with other members of the Company's staff, at the head office or elsewhere.

Article 4 – Working hours

The Employee is employed on a full-time basis in accordance with a work schedule defined in the work regulations, determined in agreement with her superior.

The Employee agrees that her work schedule does not constitute an essential term of the employment contract and that it may be modified by the Company in accordance with business requirements.

The Employee will not perform overtime without the Company’s prior written consent. Furthermore, in accordance with the new article 25 bis of the law of 16 March 1971, the Employee agrees to voluntarily work any overtime hours that may be requested by the Company, up to the maximum number of hours set by the Law (120 hours on the date of signature of the present Contract), for a period of 6 months from the date of signature of the present Contract. The Employee further undertakes to renew her written agreement to voluntarily work any overtime requested by her employer for any period after this first 6-month period. The Employee who has so volunteered for a period of 6 months shall be obliged to work the overtime hours requested by the Company during that period. These voluntary overtime hours are not taken into account for the purpose of verifying compliance with the average weekly working time and therefore do not give right to any compensatory rest.

Article 5 – Remuneration

The monthly remuneration is fixed at 17,959.77 euros gross.

The remuneration of the Employee shall be paid into bank account number designated by the Employee, after deduction of social security contributions, withholding tax and other charges.

In accordance with the conditions laid down in the applicable legal provisions, the Employee will receive an end-of-year bonus and holiday pay.

Article 6 – Gratifications

Any other amount or benefit, under any name (e.g., bonus, premium, commission, etc.), that would potentially be granted to the Employee, but that is not mentioned in Article 5, shall not be considered as remuneration in return for work, but merely as a gratification. The decision to grant such gratification, as well as the terms and conditions hereof, result from the Company’s sole discretion.

The fact that the Employee has received such an amount or benefit during a given year or even several years in a row, does not give rise to a right to the same amount or benefit in the future. The creation of an established custom is hereby explicitly excluded.

The Parties acknowledge that every amount or benefit that would be granted to the Employee constitutes in part a retention element, intended to strengthen their employment relationship, and is therefore only definitively acquired if and when the Employee is still employed at the moment of its granting and payment. Such amount or benefit is thus always undividable.

Without prejudice to the above, the Employee will participate in a yearly annual bonus plan in the framework of which the Employee can receive an amount of 35% of her fixed gross yearly salary in function of the achievement of objectives that are determined by the Parties in mutual agreement on a yearly basis. In the absence of such agreement between the Parties regarding the objectives, no bonus will be due. Such bonus is undividable and will only be acquired if and when the Employee is still employed at the moment of its granting and payment and is not on any form of notice.

Article 7 – Annual vacation

The Employee shall be entitled to a maximum of 20 working days of annual vacation for a 100% performance per calendar year, in accordance with the legal provisions, in addition to the 10 statutory holidays.

In the month of May, the Employee shall receive her vacation pay in accordance with the relevant legal provisions.

Vacation days which have not been taken in a calendar year cannot be carried over.

Article 8 – Special provisions

The Employee shall benefit from the following remuneration elements under the conditions provided for in the applicable regulations and provided that she accepts these conditions:

(i)
Affiliation to a pension insurance applicable within the Company at the moment of entry into service, on the condition that the Employee fulfills all affiliation conditions.

(ii)
Affiliation to a hospitalization insurance in accordance with the regulations of the relevant hospitalization insurance.

If the Company, in accordance with the rules of the relevant hospitalization insurance, can offer the Employee the opportunity to affiliate her family members to the relevant hospitalization insurance, the premiums for this affiliation will be borne by the Employee and will be withheld by the Company from the Employee's remuneration as referred to in Article 5 of this employment contract.

(iii)
A lump sum expense allowance of 250 EUR per month.

(iv)
A company car (including a fuel card valid only in Belgium) which may be used for private purposes within reasonable limits.

(v)
Participation in a stock option plan

(vi)
A mobile phone with a subscription at the Employee’s disposal which may be used for private purposes within reasonable limits in accordance with the Company's guidelines and policies.

(vii)
A laptop computer at the Employee's disposal which may be used for private purposes within reasonable limits in accordance with the Company's guidelines and policies.

(viii)
A company car (including a fuel card valid only in Belgium) which may be used for private purposes within reasonable limits.

(ix)
A sign-on bonus equivalent to €100,000 gross payable with the payroll of the month following the employee's hiring. The employee agrees to repay this entire amount (after deduction of expenses) in the event of resignation within 2 years from the date of the employee's entry into service.

In addition, the Company will grant an electronic meal voucher to the Employee per day during which the Employee effectively performs work and this irrespective of the duration of these performances.

The electronic meal vouchers are credited once every month to the Employee's meal voucher account, in her name, in function of the foreseen number of days of that month during which the Employee will effectively perform work. At the latest on the first day of the month following the quarter, the number of electronic meal vouchers is brought into line with the number of days of that quarter during which the Employee has effectively performed work.

The validity period of the electronic meal vouchers is limited to twelve months as of the moment the electronic meal vouchers are credited to the meal voucher account.

The electronic meal voucher can only be used as payment for any purpose authorized by law.

The number of electronic meal vouchers and their gross amount less personal Employee contributions, shall be listed on each pay slip.

Before using the electronic meal vouchers, the Employee can check the balance and validity period of the meal vouchers granted to her and which have not yet been used.

The electronic meal vouchers are provided by a licensed distributor.

The use of electronic meal vouchers does not entail any costs for the Employee, except in case of theft or loss. In the latter case, the Employee will bear the costs of the replacement of the carrier (card). These costs will be deducted from the next net remuneration due to the Employee, unless the Employee objects. However, this provision does not apply to the first two requests for replacement of the card. In any case, the cost of the replacement carrier in case of theft or loss cannot exceed the nominal value of one meal voucher.

The Company's contribution to the cost of the electronic meal voucher is 6,91 EUR. The Employee's contribution is 1,09 EUR. The nominal value of each electronic meal voucher will therefore be 8,00 EUR.

The Parties explicitly agree that this article shall automatically cease to sort its effect in case of modification of the applicable legal provisions to meal vouchers with regard to fiscal law and/or social security.

Article 9 – Exclusivity

If the Employee wishes to engage in additional professional activities, alongside her work for the Company, she shall notify the Company in advance. In this respect, the Employee undertakes to refrain from engaging in any activity that could cause a conflict of interest or, more generally, could have a negative impact on the performance of her employment contract.

Furthermore, the Employee shall not take part directly or indirectly in any professional or non-professional event whose subject matter could in any way conflict with the interests of the Employer or its clients, without having notified the Employer in writing in advance.

The Employee may not make public statements about her belonging to the Employer's company without the express authorization of the Employer.

Article 10 – Confidentiality/Property

The Employee acknowledges that, within the framework of the present contract, she will have access to confidential information of the Company and that the misuse of this confidential information may result in substantial loss and damage to the Company.

Is considered, among others, as “Confidential Information” any information relating to trade secrets, business secrets or personal or confidential information of which the Employee may have knowledge of in the course of the execution of her professional activity (whether or not registered, and regardless of the form, media or person who registered it) and relating to all or part of the Company, its property, assets, business, products, services, finances, management, administration or customers and which are confidential to the Company, or which are treated by the Company as confidential, which could enable the Company or its customers to gain a competitive advantage over its competitors who do not have access to such information, including, in particular (but without limiting the generality of the foregoing), all purchasing policies, marketing information, technical secrets, scientific data, business and know-how, exclusive information, inventions and developments, customer lists and financial plans. The Company, any Company of the Group, their customers or suppliers are not required to designate any information as Confidential Information in order for it to be considered as such.

The Employee undertakes to use or disclose Confidential Information only to the extent necessary to perform the present contract and for the exclusive benefit of the Company and, in any event, not to disclose any Confidential Information to any person or entity outside the Company, except under a confidentiality agreement and with the prior and written consent of the Company. The Employee also undertakes not to disclose to any person or entity and not to use any Confidential Information beyond the term of the present contract without the Company's prior and written consent. The Obligation of Confidentiality applies during the execution of the present contract as well as after its termination, without limitation in time.

Both during the execution of the present contract and after its termination, the Employee undertakes to refrain from engaging in or cooperating with any act of unfair competition.

Any violation of these provisions, however slight, may be considered as serious cause, without prejudice to the right of the Employer to file a complaint on the basis of Article 309 of the Penal Code.

The Employee acknowledges that the Company has in its possession, from time to time, information which others consider to be their exclusive property and which the Company has agreed to keep confidential. The Employee acknowledges that all such information is Confidential Information for the purposes of the present contract.

All originals and copies of all drawings, prints, diagrams, notes, memoranda, and other materials and writings which contain, represent, evidence, record or constitute Confidential Information, produced in any manner and at any time (by the Employee or any other person), whether or not patentable or subject to copyright protection, shall be the sole property of the Company and shall be returned to the Company upon its request and in any event upon termination of the present contract, regardless of the reason for termination of the present contract. This enumeration is not limitative.

The Employee shall ensure that written copies of the Confidential Information disclosed to or created by the Employee (which under this article are the exclusive property of the Company) shall be created, stored and filed in accordance with the Company's written instructions.

Article 11 – Intellectual Property

In the present article, the following words and phrases, whether in the singular or plural, shall have the following meaning:

“Works” – all works, documents, texts, plans, analyses, presentations, drawings, schemes, results, calculations, formulas, tests, cell constructions, compounds, reports, manuals, procedures, prototypes, protocols, models, systems, tools, materials, software, inventions, discoveries, diagrams, technologies, creations, improvements, and any other results of research and development, whether or not patentable or protectable by intellectual property rights, to be created, developed, produced or constructed by the Employee in the execution of the present contract or in connection with any activity which, at the time of the creation of the Work, is within the scope of the Company's business or which is being actively pursued or considered by the Company at that time, during or after normal working hours, whether alone or in cooperation with others, within or outside the Company's premises, whether or not by means of materials or equipment and/or know-how made available by the Company to the Employee.

“Know-How” – all technical or other information which the Employee acquires during the present contract, either in the execution of the present contract or which relates to any activity which, at the time of the creation of the information, is within the scope of the Company's business or activities which are being actively pursued or considered by the Company at that time, and which include, but are not limited to, all data, formulas, methods, ideas, specifications, procedures, chemical structures, genes, vectors, clones, cell lines, antibodies, cell expression systems, cell constructs, developments, microorganisms, mutations, test systems, assay protocols and materials for purification and techniques.

“Intellectual Property Rights” – all intellectual property rights and proprietary rights of any territory in the world, whether registered or unregistered, which include but are not limited to copyrights, neighboring rights, domain name rights, database rights, trademarks, designs and models, utility models, patents, supplementary protection certificates, and any applications for trademarks, designs and models, utility models, patents and supplementary protection certificates, as well as trade secrets.

“Patent Applications and Utility Model Applications” – all future patent or utility model applications relating to the Works and/or Know-How.

“Patents” – all patents issued following to or in accordance with the Patent Applications and include, but are not limited to, any extension, enlargement or publication thereof, or any part thereof.

“Utility Models” – all utility models issued following to or in accordance with Utility Model Applications and include, but are not limited to, any extension, enlargement or publication thereof, or any part thereof.

The Employee agrees to fully inform the Company, immediately following the creation, development, design, production and/or construction of a Work or Know-How of the design thereof, and the Employee shall make all Works and Know-How available exclusively to the Company. The Company alone shall have the right to file Patent Applications or Utility Model Applications or other protection relating to a Work and/or Know-How.

By the present contract, the Employee transfers and assigns to the Company, which accepts, fully, exclusively, irrevocably, for the whole world, all Intellectual Property Rights, including but not limited to Patents, Utility Models, Patent Applications and Utility Model Applications, which are related to the Work and/or Know-How, from the moment of their creation and for the whole duration of the Intellectual Property Rights. The Employee shall not herself file any Patent Application or Utility Model Application or any other Intellectual Property Rights relating to a Work and/or Know-How.

The above transfer and cession include, but are not limited to, the right of the Company to reproduce, exploit, multiply, modify, adapt, translate, broadcast, publish, rent, lend, exhibit, make available to the public, offer for sale, sell, use, transfer and grant a license on the Works and/or Know-How, by itself or by a third party, regardless of form, means or purpose. The Employee acknowledges that the Company has the exclusive right to use all the Works, Know-How, Patent Applications, Utility Model Applications and any other Intellectual Property Rights that are related to the Works and/or Know-How. The Employer agrees that this transfer shall be made to the fullest extent possible, as permitted by law, without any limitation in time and without any remuneration other than the remuneration provided for in Article 5 of the present contract.

The Employee declares that she has by the present contract assigned to the Company all Intellectual Property Rights relating to the Works and/or Know-How. The Company acquires, from the Employee, all rights of action, powers and benefits related to the Intellectual Property Rights relating to the Works and/or Know-How, including the right to take legal action against any infringement of these rights and the right to obtain damages.

If the Company (without being obliged to do so) chooses to protect the Works and/or Know-How, or parts thereof, by means of registered Intellectual Property Rights, the Employee shall upon first request provide the Company with all necessary or useful information and assistance in this respect. In particular, the Employee shall sign all documents and formalities necessary for the application, filing and enforcement of such protection, including the maintenance and renewal of such protection, even after the termination of the present contract.

The Employee further agrees that she irrevocably appoints and designates one of the Company's directors as her personal agent and official representative, to take such steps and execute such documents as the Company considers necessary or desirable to protect its rights and interests, with respect to any Work, Know-How or Intellectual Property Rights that relate to the Works and Know-How.

The Employee shall not object to modifications or alterations of the Works and Know-How that do not harm its reputation and agrees that her name shall not be mentioned on the Works, in Patent

Applications, Utility Model Applications, in other Intellectual Property Rights applications and/or in publications about the Work.

The Employee shall notify the Company immediately if she would be informed of an infringement to the Rights.

Article 12 – Nullity

The eventual nullity or non-applicability of one or more of the provisions contained in this contract shall not entail the nullity of the entire contract.

Article 13 – Regulations

The Employee confirms having received a copy of the following documents, as applicable at the moment of the conclusion of this employment contract:

x	the work rules
x	the addendum regarding the processing of personal data
x	the agreement and policy regarding the use of a laptop computer
x	the agreement and policy regarding the use of a cell phone

The Employee confirms to have taken note of the contents of these documents.

The Employee is aware that these documents may be modified from time to time by the Company and that the most recent version is always available.

Article 14 – Notifications between Parties

Any notification by a Party is deemed to be valid if it is sent to the postal address of the other Party as stated in this employment contract. The modification of the postal address of a Party is only opposable to the other Party if notified in writing (email is sufficient).

Article 15 – Previous agreements

The present contract supersedes any previous agreement, whether oral or written, concluded between the Employer and the Employee in the past.

Article 16 – Applicable Law

In the event of any dispute relating to the existence, interpretation or execution of this contract, the Parties explicitly agree that Belgian law shall apply.

Executed in Gosselies, on April 7, 2020 in two original copies, each Party acknowledging having received one original.

Read and approved

/s/ Yvonne McGrath * /s/ Philippe Brantegem _____________

Yvonne McGrath Philippe Brantegem

Vice-president Human Resources

(Precede the signature with the words "read and approved" and sign all pages)